SUPPLEMENT DATED March 18, 2021 TO THE PROSPECTUSES AND STATEMENTS OF ADDITIONAL INFORMATION OF

Alternative Investment Partners Absolute Return Fund, dated April 29, 2020, as amended

Alternative Investment Partners Absolute Return Fund STS, dated April 29, 2020, as amended

(collectively, the “Funds”)

Jeff Scott has been added as a portfolio manager for the Funds. As such, each Fund’s Prospectus and Statement of Additional Information (“SAI”) are hereby revised as follows:

The second paragraph of the section of each Fund’s Prospectus entitled “Summary of Terms—The Investment Adviser” is hereby deleted and replaced with the following:

The day-to-day portfolio management, short-term cash management and operations of the Fund are the responsibility of Mark L.W. van der Zwan, Chief Investment Officer, Fund of Hedge Funds team; Paresh Bhatt, Portfolio Manager; Jarrod Quigley, Portfolio Manager; Eric Stampfel, Portfolio Manager; Eban Cucinotta, Portfolio Manager; Christopher Morser, Portfolio Manager; Gary Chan, Portfolio Manager; Robert Rafter, Portfolio Manager; and Jeff Scott, Portfolio Manager, subject to oversight by the Board of Trustees. See “Management of the Fund.”

The biographical information contained in the section of each Fund’s Prospectus entitled “Management of the Fund—Management Team” is hereby amended to add the following:

Jeff Scott. Mr. Scott is an Executive Director of MSIM, focusing on credit strategies. He joined the firm in 2012 and has 13 years of industry experience. Prior to joining the firm, Mr. Scott was an Analyst at Veritable, L.P., an investment consulting firm. Mr. Scott earned a B.S. in Business Administration, cum laude, from Drexel University. He holds the Chartered Alternative Investment Analyst designation and the Chartered Financial Analyst designation.

The table in the section of the Alternative Investment Partners Absolute Return Fund STS’s SAI entitled “Management of the Fund—Other Accounts Managed by the Portfolio Managers” is hereby deleted and replaced with the following:

The following table shows information regarding accounts (other than the Master Fund) managed by each named portfolio manager as of December 31, 2020:

Mark L. W. van der Zwan Paresh Bhatt Jarrod Quigley Eric Stampfel Eban Cucinotta Christopher Morser Gary Chan Robert Rafter Jeff Scott	Number of Accounts	Total Assets in Accounts ($ billion)
Registered Investment Companies	2	$0.7
Other Pooled Investment Vehicles[1]	13	$2.4
Other Accounts[1]	86	$8.7
1	Of these other accounts, 74 accounts with a total of approximately $6.25 billion in assets had performance-based fees.

The table in the section of the Alternative Investment Partners Absolute Return Fund’s SAI entitled “Management of the Fund—Other Accounts Managed by the Portfolio Managers” is hereby deleted and replaced with the following:

The following table shows information regarding accounts (other than the Fund) managed by each named portfolio manager as of December 31, 2020:

Mark L. W. van der Zwan Paresh Bhatt Jarrod Quigley Eric Stampfel Eban Cucinotta Christopher Morser Gary Chan Robert Rafter Jeff Scott	Number of Accounts	Total Assets in Accounts ($ billion)
Registered Investment Companies	2	$0.7
Other Pooled Investment Vehicles[1]	13	$2.4
Other Accounts[1]	86	$8.7
1	Of these other accounts, 74 accounts with a total of approximately $6.25 billion in assets had performance-based fees.

The table in the section of the Alternative Investment Partners Absolute Return Fund STS’s SAI entitled “Management of the Fund—Securities Ownership of Portfolio Managers” is hereby deleted and replaced with the following:

As of December 31, 2019, the dollar range of securities beneficially owned (or held notionally through IMAP) by each portfolio manager in the Fund is shown below:

Mark L. W. van der Zwan:	None
Paresh Bhatt:	None
Jarrod Quigley:	None
Eric Stampfel:	None
Eban Cucinotta:	None
Christopher Morser:	None
Gary Chan:	None
Robert Rafter:	None
Jeff Scott:*	None

*       The information for Mr. Scott is presented as of December 31, 2020.

The table in the section of the Alternative Investment Partners Absolute Return Fund’s SAI entitled “Management of the Fund—Securities Ownership of Portfolio Managers” is hereby deleted and replaced with the following:

As of December 31, 2019, the dollar range of securities beneficially owned (or held notionally through IMAP) by each portfolio manager in the Fund is shown below:

Mark L. W. van der Zwan:	Over $1,000,000 (IMAP)
Paresh Bhatt:	$100,001 - $500,000 (IMAP)
Jarrod Quigley:	$500,001 - $1,000,000 (IMAP)
Eric Stampfel:	$100,001 - $500,000 (IMAP)
Eban Cucinotta:	None
Christopher Morser:	None
Gary Chan:	None
Robert Rafter:	None
Jeff Scott:*	None

*       The information for Mr. Scott is presented as of December 31, 2020.

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